Exhibit 99.1

NEWS RELEASE

CAMBREX REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

- Net Revenue increased 2.5% for the fourth quarter and 9% for the full year 2017-

- Conference call at 8:30 a.m. ET on February 8, 2018 -

East Rutherford, NJ – February 8, 2018 – Cambrex Corporation (NYSE: CBM), a leading manufacturer of small molecule innovator and generic Active Pharmaceutical Ingredients (APIs), reports results for the fourth quarter and full year ended December 31, 2017.

Highlights

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Net revenue increased 2.5% to $182.3 million compared to $177.9 million in the same quarter last year. Excluding the impact of foreign exchange, net revenue increased 1%. Full year net revenue increased 9% to $534.5 million, compared to $490.6 million in the full year 2016.

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GAAP Diluted EPS from continuing operations increased 4% to $1.20 per share from $1.15 per share in the same quarter last year. Full year GAAP Diluted EPS from continuing operations increased 17% to $3.10 per share from $2.65 per share in the full year 2016.

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EBITDA increased to $64.7 million compared to $63.6 million in the same quarter last year. Full year Adjusted EBITDA increased 13% to $174.6 million from $154.2 million in the full year 2016 (see table at the end of this release).

-	Net cash was $183.3 million at the end of the year, an increase of $64.9 million during the quarter and $109.1 million during the year.

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The Company continued to execute on its strategic growth plan, investing in new manufacturing capacity and analytical laboratory space at its facilities in Charles City, Iowa, High Point, North Carolina, Karlskoga, Sweden and Milan, Italy.

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The Company expects full year 2018 Adjusted net revenue, excluding the impact of foreign currency and change in accounting principle, to be between -2% and 2% compared to 2017 and Adjusted EBITDA to be between $150 and $160 million. (see Financial Expectations – Continuing Operations section below for related explanations and additional financial guidance).

“We are pleased with our strong financial performance in 2017, our seventh straight year of solid growth. The fourth quarter was a record revenue quarter with Net revenue up 2.5% compared to a record fourth quarter last year. Strong performance at our manufacturing facilities resulted in higher profit margins versus last year,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.

“With our recently completed large scale manufacturing capacity projects and the on-going investments in R&D and pilot plant capabilities, we are well positioned to ensure our facilities are able to keep up with the strong market demand.”

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release. Cambrex management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

Fourth Quarter 2017 Operating Results – Continuing Operations

Net revenue was $182.3 million, an increase of $4.4 million, or 2.5%, compared to the fourth quarter of 2016. Excluding a 1.5% favorable impact of foreign exchange compared to the fourth quarter of 2016, net revenue increased 1%. The increase primarily reflects higher volumes in the generic and controlled substance product categories, partially offset by lower volumes and pricing of certain branded APIs.

Gross margin decreased to 43% from 45% compared to the same quarter last year. Excluding a 1% unfavorable impact of foreign exchange compared to the fourth quarter of 2016, margins were relatively flat year over year.

Selling, general and administrative expenses were $18.7 million, compared to $18.2 million in the same quarter last year. This increase was primarily due to higher expenses related to consulting for an operational excellence initiative.

Research and development expenses were $4.3 million, compared to $3.5 million in the same quarter last year. This increase was primarily driven by costs to develop new generic drug products and higher personnel related expenses.

Operating profit decreased to $55.9 million from $56.7 million in the same quarter last year. This decrease was primarily the result of higher operating expenses as described above.

Adjusted EBITDA was $64.7 million compared to $64.4 million in the same quarter last year (see table at the end of this press release).

Income tax expense was $15.6 million resulting in an effective tax rate of 28% compared to $18.4 million and an effective tax rate of 33% in the same quarter last year. The favorable impact of immediately recognizing certain effects of share-based compensation as required by a recently adopted accounting standard and the unfavorable impact of U.S. tax reform legislation enacted in December 2017, was negligible.

Income from continuing operations was $40.2 million or $1.20 per share compared to $37.9 million or $1.15 per share in the same quarter last year. Adjusted income from continuing operations was $42.4 million or $1.27 per share, compared to $40.8 million or $1.23 per share in the same quarter last year (see table at the end of this press release).

Capital expenditures and depreciation were $13.2 million and $8.3 million, respectively, compared to $11.9 million and $6.6 million, respectively, in the same quarter last year.

Net cash was $183.3 million at the end of the fourth quarter, an increase of $64.9 million during the quarter.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2018 financial performance:

		Expectations

Adjusted net revenue	-2%	-	2%

Adjusted EBITDA (million)	$150	-	$160

Adjusted income from continuing operations per share	$2.80	-	$3.03

Free cash flow (million)	$35	-	$45

Capital expenditures (million)	$70	-	$80

Depreciation and amortization (million)	$33	-	$37

Adjusted effective tax rate	23%	-	25%

Consistent with the Company’s usual guidance practices, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, divestitures, restructuring activities, outcomes of tax disputes and the adoption of the new revenue recognition guidance effective January 1, 2018. Adjusted net revenue expectations exclude the impact of foreign exchange and change in accounting principle. EBITDA, Adjusted EBITDA and Adjusted income from continuing operations per share for 2018 will be computed on a basis consistent with the reconciliation of the 2017 financial results in the tables at the end of this press release. Free cash flow is defined as the change in debt, net of cash during the year. Adjusted effective tax rate excludes certain effects of share-based payments that were possibly deferred under the previous guidance. The tax rate will be sensitive to the Company’s geographic mix of income, changes in the tax laws or rates within the countries in which the Company operates and the effects of certain share-based payments.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s 2017 Form 10-K is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s fourth quarter and full year 2017 results will begin at 8:30 a.m. Eastern Time on February 8, 2018 and can be accessed by calling 1-888-394-8218 for domestic and +1-323-701-0226 for international. Please use the passcode 9709552 and call approximately 10 minutes prior to the start time. A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com. A telephone replay of the conference call will be available through February 15, 2018 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 9709552 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis and controlled substances.  For more information, please visit www.cambrex.com.

Forward-Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to the President and Chief Executive Officer in this document. These and other forward-looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2016, and the Company’s Annual Report on Form 10-K for the period ended December 31, 2017, once filed with the SEC, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, customer and product concentration, the Company’s ability to win new customer contracts and renew existing contracts on favorable terms, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of its customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, our ability to successfully integrate acquired businesses, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, once filed with the SEC, including the Forward-Looking Statement sections therein, and other filings with the SEC. The Company cautions investors and potential investors not to place undue reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in the Company’s SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations are non-GAAP financial measures. Adjusted net revenue excludes the change in an accounting principle related to revenue recognition and the Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted EBITDA excludes the impact of any potential acquisitions, restructuring activities and any charges related to the sale of the Company’s Zenara business. Adjusted effective tax rate excludes certain effects of share-based payments that were possibly deferred under the previous guidance. Adjusted income from continuing operations is calculated in a manner consistent with that shown in the table at the end of this press release. Other companies may have different definitions of Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations. Therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies. Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations should not be considered alternatives to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity. Cambrex uses Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations among several other metrics to assess and analyze its operational results and trends. Cambrex also believes Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value. Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended December 31, 2017 and 2016
(in thousands, except per share data)

	2017		2016
		% of		% of
	Amount	Net Revenue	Amount	Net Revenue

Gross Sales	$175,505		$178,682
Commissions, Allowances and Rebates	527		468
Net Sales	174,978		178,214

Other Revenues/(Expense), Net	7,299		(348)

Net Revenue	182,277		177,866

Cost of Goods Sold	103,406	56.7%	98,699	55.5%

Gross Profit	78,871	43.3%	79,167	44.5%

Operating Expenses:
Selling, General and Administrative Expenses	18,683	10.2%	18,217	10.2%
Research and Development Expenses	4,311	2.4%	3,496	2.0%
Restructuring Expenses	-	0.0%	761	0.4%
Total Operating Expenses	22,994	12.6%	22,474	12.6%

Operating Profit	55,877	30.7%	56,693	31.9%

Other Expenses/(Income):
Interest Expense, Net	262		360
Other Income, Net	(211)		(46)

Income Before Income Taxes	55,826	30.6%	56,379	31.7%

Provision for Income Taxes	15,577		18,430

Income from Continuing Operations	$40,249	22.1%	$37,949	21.3%

Income/(Loss) from Discontinued Operations, Net of Tax	10		(565)

Net Income	$40,259	22.1%	$37,384	21.0%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.23		$1.18
Income/(Loss) from Discontinued Operations, Net of Tax	$0.00		$(0.02)
Net Income	$1.23		$1.16

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.20		$1.15
Income/(Loss) from Discontinued Operations, Net of Tax	$0.00		$(0.02)
Net Income	$1.20		$1.13

Weighted Average Shares Outstanding
Basic	32,810		32,240
Diluted	33,532		33,107

CAMBREX CORPORATION
Statements of Profit and Loss
For the Twelve Months Ended December 31, 2017 and 2016
(in thousands, except per share data)

	2017		2016
		% of		% of
	Amount	Net Revenue	Amount	Net Revenue

Gross Sales	$525,936		$491,538
Commissions, Allowances and Rebates	1,995		2,369
Net Sales	523,941		489,169

Other Revenues, Net	10,515		1,475

Net Revenue	534,456		490,644

Cost of Goods Sold	304,369	56.9%	286,419	58.4%

Gross Profit	230,087	43.1%	204,225	41.6%

Operating Expenses:
Selling, General and Administrative Expenses	70,468	13.2%	60,422	12.3%
Research and Development Expenses	16,901	3.2%	14,292	2.9%
Restructuring Expenses	-	0.0%	1,158	0.2%
Total Operating Expenses	87,369	16.3%	75,872	15.5%

Operating Profit	142,718	26.7%	128,353	26.2%

Other Expenses/(Income):
Interest Expense, Net	1,253		717
Other (Income)/Expense, Net	(360)		97

Income Before Income Taxes	141,825	26.5%	127,539	26.0%

Provision for Income Taxes	38,061		40,214

Income from Continuing Operations	$103,764	19.4%	$87,325	17.8%

Loss from Discontinued Operations, Net of Tax	(1,314)		(5,647)

Net Income	$102,450	19.2%	$81,678	16.6%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$3.18		$2.72
Loss from Discontinued Operations, Net of Tax	$(0.04)		$(0.17)
Net Income	$3.14		$2.55

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$3.10		$2.65
Loss from Discontinued Operations, Net of Tax	$(0.04)		$(0.17)
Net Income	$3.06		$2.48

Weighted Average Shares Outstanding
Basic	32,662		32,086
Diluted	33,486		32,969

CAMBREX CORPORATION
Consolidated Balance Sheets
As of December 31, 2017 and December 31, 2016
(in thousands)

	December 31,	December 31,
	2017	2016
Assets

Cash and Cash Equivalents	$183,284	$74,141
Trade Receivables, Net	75,144	110,622
Other Receivables	20,891	6,748
Inventories, Net	138,542	123,184
Prepaid Expenses and Other Current Assets	4,217	7,960
Total Current Assets	422,078	322,655

Property, Plant and Equipment, Net	254,299	217,092
Goodwill	43,626	40,323
Intangible Assets, Net	13,868	14,800
Deferred Income Taxes	3,198	13,061
Other Non-Current Assets	3,496	3,934

Total Assets	$740,565	$611,865

Liabilities and Stockholders' Equity

Accounts Payable	$35,017	$42,873
Deferred Revenue and Advance Payments	4,707	7,506
Taxes Payable	43	9,469
Accrued Expenses and Other Current Liabilities	42,774	35,614
Total Current Liabilities	82,541	95,462

Advance Payments	39,000	39,000
Deferred Income Taxes	7,806	6,921
Accrued Pension Benefits	41,141	43,109
Other Non-Current Liabilities	25,213	21,946

Total Liabilities	$195,701	$206,438

Stockholders’ Equity	$544,864	$405,427

Total Liabilities and Stockholders’ Equity	$740,565	$611,865

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Twelve Months Ended December 31, 2017 and 2016
(in thousands)

	Fourth Quarter 2017	Fourth Quarter 2016

Operating Profit	$55,877	$56,693

Depreciation and Amortization	8,825	6,948

EBITDA	64,702	63,641

Restructuring Expenses	-	761

Adjusted EBITDA	$64,702	$64,402

	Twelve Months 2017	Twelve Months 2016

Operating Profit	$142,718	$128,353

Depreciation and Amortization	31,848	24,665

EBITDA	174,566	153,018

Restructuring Expenses	-	1,158

Adjusted EBITDA	$174,566	$154,176

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Twelve Months Ended December 31, 2017 and 2016
(in thousands)

	Fourth Quarter 2017		Fourth Quarter 2016
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$40,249	$1.20	$37,949	$1.15

Stock-Based Compensation	2,593	0.08	2,577	0.08
Stock-Based Compensation Tax [1].	(908)	(0.03)	(902)	(0.03)
Impact of New Stock-Based Compensation Standard [2].	(122)	(0.00)	-	-
Amortization of Purchased Intangibles	503	0.02	397	0.01
Restructuring Expenses	-	-	761	0.02
Impact of U.S. Tax Reform [3].	117	0.00	-	-

Adjusted Income from Continuing Operations [4].	$42,432	$1.27	$40,782	$1.23

	Twelve Months 2017		Twelve Months 2016
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$103,764	$3.10	$87,325	$2.65

Stock-Based Compensation	8,914	0.27	7,766	0.24
Stock-Based Compensation Tax [1].	(3,120)	(0.09)	(2,718)	(0.08)
Impact of New Stock-Based Compensation Standard [2].	(5,236)	(0.16)	-	-
Amortization of Purchased Intangibles	1,878	0.06	1,011	0.03
Restructuring Expenses	-	-	1,158	0.04
Impact of U.S. Tax Reform [3].	117	0.00	-	-

Adjusted Income from Continuing Operations [4].	$106,317	$3.17	$94,542	$2.87

1. Tax rate estimated at 35% for stock-based compensation.

2. Represents a tax benefit resulting from the adoption of ASU 2016-09.

3. Represents tax expense resulting from the U.S. enactment of TCJA tax reform legislation, and a provisional one-time toll charge.

4. Diluted earnings per share for adjusted income from continuing operations is based on the weighted number of diluted shares outstanding for the quarter and year. As such, the sum of the quarters may not necessarily equal the full year. In addition, the sum of the line items may not equal due to rounding.

Contact:	Tom Vadaketh
Executive Vice President & CFO
Tel: +201.804.3033
Email: tom.vadaketh@cambrex.com

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